Subsidiaries of CURO Group Holdings Corp.

Entity	Jurisdiction of Incorporation/Organization
Curo Financial Technologies Corp.	Delaware
Curo Intermediate Holdings Corp.	Delaware
Ad Astra Recovery Services, Inc.	Nevada
Advance Group Inc. (dba Rapid Cash)	Nevada
A Speedy Cash Car Title Loans, LLC (dba Speedy Cash)	Nevada
Attain Finance, LLC (dpa Opt+)	Nevada
Attain Finance Canada, Inc. (dba Opt +)	Canada
Avio Credit, Inc. (dba Avio Credit)	Delaware
Cash Colorado, LLC (Speedy Cash)	Nevada
Cash Money Cheque Cashing, Inc. (dba Cash Money)	Canada
Curo Canada Receivables GP, Inc.	Canada
Curo Canada Receivables Limited Partnership	Canada
Concord Finance, Inc. (dba Speedy Cash; Speedy Cash Title, in state of Tennessee)	Nevada
Curo Credit, LLC	Delaware
Curo Management, LLC	Nevada
Curo Receivables Holdings I, LLC	Delaware
Curo Receivables Finance I, LLC	Delaware
Ennoble Finance, LLC (dba Revolve Finance)	Delaware
LendDirect Corp. (dba LendDirect)	Canada
FMMR Investments, Inc. (dba Rapid Cash)	Nevada
Evergreen Financial Investments, Inc. (dba Rapid Cash; Rapid Cash Payday Loans, in state of Oregon)	Nevada
Galt Ventures, LLC (dba Speedy Cash; Speedy Cash Installment Loans, in state of California)	Kansas
Principal Investments, Inc. (dba Rapid Cash)	Nevada
SC Aurum, LLC	Nevada
SCIL, Inc. (dba Speedy Cash; Speedy Cash-SCIL, Inc. in state of Wyoming)	Nevada
SCIL Texas, LLC (dba Speedy Cash)	Nevada
Speedy Cash (dba Speedy Cash)	Nevada
Speedy Cash Illinois, Inc. (dba Speedy Cash)	Nevada
SRC Transatlantic Limited	United Kingdom
Curo Transatlantic Limited	United Kingdom
Todd Car Title, Inc. (dba A Speedy Cash Car Title Loans)	Nevada
Todd Financial, Inc. (dba Speedy Cash)	Nevada
SC Texas MB, Inc.	Nevada
The Money Store, LP (dba Speedy Cash)	Texas